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              JEFFERSON BANCSHARES, INC. ANNOUNCES EARNINGS FOR THE
                  THREE AND SIX MONTHS ENDED DECEMBER 31, 2009

Morristown, Tennessee -- (January 29, 2010) - Jefferson Bancshares, Inc. (Nasdaq: JFBI), the holding company for Jefferson Federal Bank, announced a net loss for the quarter ended December 31, 2009 of $415,000, or ($0.07) per diluted share, compared to net earnings of $790,000, or $0.13 per diluted share, for the quarter ended December 31, 2008. The decrease in net earnings for the three months ended December 31, 2009 was due primarily to provision for loan losses of $1.5 million compared to $150,000 for the comparable period in 2008. The increase in the provision for loan losses was due to an increase in non-performing assets and continued deterioration in local and national economic conditions. For the six months ended December 31, 2009, net earnings were $69,000, or $.01 per diluted share, compared to net earnings of $1.3 million, or $0.22 per diluted share, for the six months ended December 31, 2008. The decrease in net earnings for the six months ended December 31, 2009 was due primarily to provision for loan losses of $1.8 million compared to $310,000 for the comparable period in 2008.

Anderson L. Smith, President and Chief Executive Officer commented, "Like many of our peers, our earnings have been negatively impacted by higher loan loss provisions and historically low interest rates. We have strengthened the allowance for loan losses in response to continued weakness in the economy and deterioration in asset quality. We are proactive in identifying the risk within our loan portfolio and in managing problem loans. In response to the increase in loan loss provision, we have increased our efforts to lower our funding costs and operating expenses."

The net interest margin was 3.11% for the quarter ended December 31, 2009 compared to 3.25% for the same period in 2008. The yield on interest-earning assets declined 46 basis points to 5.28% for the quarter ended December 31, 2009 compared to 5.74% for the same period in 2008 due primarily to reductions in market interest rates. The yield on assets was also impacted in the current quarter by higher levels of non-performing assets. The cost of interest-bearing liabilities declined 44 basis points to 2.32% for the quarter ended December 31, 2009 compared to 2.76% for the same period in 2008 primarily due to lower market interest rates and a change in the mix of deposits.

At December 31, 2009, total assets were $670.6 million compared to $662.7 million at June 30, 2009. Investment securities increased $20.9 million, or 57.1%, to $57.4 million at December 31, 2009 compared to $36.5 million at June 30, 2009, due primarily to purchases of federal agency securities. Net loans decreased $38.4 million to $459.7 million at December 31, 2009, compared to $498.1 million at June 30, 2009, due primarily to lower loan demand combined with both residential and commercial loan payoffs during the period.

Total deposits increased $8.3 million to $490.5 million at December 31, 2009 compared to $482.2 million at June 30, 2009 due to increases in transaction accounts which more than offset planned runoff of higher costing time deposits. Transaction accounts increased $45.8 million, or 21.8%, to $255.9 million while time deposits decreased $37.5 million to $234.6 million at December 31, 2009

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compared to June 30, 2009. The average cost of interest-bearing deposits for the three month period ended December 31, 2009 was 2.02% compared to 2.50% for the corresponding period in 2008. Total Federal Home Loan Bank advances were virtually unchanged at $90.1 million at December 31, 2009 compared to $90.3 million at June 30, 2009.

Total stockholders' equity increased $803,000 to $80.3 million at December 31, 2009 compared to $79.5 million at June 30, 2009. Unrealized gains and losses, net of taxes, in the available-for-sale investment portfolio are reflected as an adjustment to stockholders' equity. At December 31, 2009, the adjustment to stockholders' equity was a net unrealized gain of $873,000 compared to a net unrealized gain of $150,000 at June 30, 2009. As of December 31, 2009 the Company had 6,703,911 common shares outstanding with a book value of $11.98 per common share. The Bank continues to be well-capitalized under regulatory requirements.

Nonperforming assets totaled $23.8 million, or 3.55% of total assets at December 31, 2009, compared to $9.5 million, or 1.43% of total assets at June 30, 2009 and $4.8 million, or 0.72% of total assets at December 31, 2008. Nonaccrual loans totaled $18.9 million at December 31, 2009 compared to $6.0 million at June 30, 2009 and $3.8 million at December 31, 2008. The increase in nonaccrual loans is primarily due to an increase in both nonaccrual commercial and residential real estate loans. Foreclosed real estate amounted to $4.3 million at December 31, 2009 compared to $3.3 million at June 30, 2009 and $1.0 million at December 31, 2008. Net charge-offs for the six months ended December 31, 2009 were $1.4 million, or 0.56% of average loans on an annualized basis, compared to $31,000, or 0.02% of average loans on an annualized basis, for the same period in 2008. The allowance for loan losses was $5.2 million, or 1.11% of total loans, at December 31, 2009 compared to $4.7 million, or 0.94% of total loans, at June 30, 2009 and $4.7 million, or 0.91% of total loans, at December 31, 2008. The provision for loan losses totaled $1.8 million for the six months ended December 31, 2009, compared to $310,000 for the comparable 2008 period. The increase in the provision for loan losses was primarily the result of the increase in nonperforming assets and continued deterioration in local and national economic conditions.

Jefferson Bancshares, Inc. is the holding company for Jefferson Federal Bank, a Tennessee-chartered savings bank headquartered in Morristown, Tennessee. Jefferson Federal is a community oriented financial institution offering traditional financial services with offices in Hamblen, Knox, Washington and Sullivan Counties, Tennessee. The Company's stock is listed on the NASDAQ Global Market under the symbol "JFBI." More information about Jefferson Bancshares and Jefferson Federal Bank can be found at its website: www.jeffersonfederal.com.

This press release, as well as other written communications made from time to time by the Company and its subsidiaries and oral communications made from time to time by authorized officers of the Company, may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 (the "PSLRA"). Such forward-looking statements may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," "intend"

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and "potential." For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.

The Company cautions you that a number of important factors could cause actual results to differ materially from those currently anticipated in any forward-looking statement. Such factors include, but are not limited to: prevailing economic and geopolitical conditions; changes in interest rates, loan demand, real estate values and competition; changes in accounting principles, policies and guidelines; changes in any applicable law, rule, regulation or practice with respect to tax or legal issues; and other economic, competitive, governmental, regulatory and technological factors affecting the Company's operations, pricing, products and services and other factors that may be described in the Company's annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this release, and, except as may be required by applicable law or regulation, the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.


Contacts:

Jefferson Bancshares, Inc.
Anderson L. Smith, President and Chief Executive Officer 423-586-8421 Jane P. Hutton, Chief Financial Officer 423-586-8421

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                           JEFFERSON BANCSHARES, INC.

                                                AT                   AT
                                           DEC. 31, 2009        JUNE 30, 2009
                                           -------------        -------------
                                                (Dollars in thousands)
FINANCIAL CONDITION DATA:
Total assets                                 $670,590             $662,655
Loans receivable, net                         459,678              498,107
Cash and cash equivalents, and
    interest-bearing deposits                  69,181               44,108
Investment securities                          57,395               36,544
Deposits                                      490,514              482,167
Total borrowings                               90,072               90,309
Stockholders' equity                         $ 80,308             $ 79,505

                                          THREE MONTHS ENDED DEC. 31,          SIX MONTHS ENDED DEC. 31,
                                            2009              2008               2009            2008
                                         ----------        ----------         ----------      ----------
                                                  (Dollars in thousands, except per share data)
OPERATING DATA:
Interest income                          $   7,555         $   7,072          $   15,500      $   11,740
Interest expense                             3,105             3,081               6,355           4,762
Net interest income                          4,450             3,991               9,145           6,978
Provision for loan losses                    1,509               150               1,809             310
Net interest income after
  provision for loan losses                  2,941             3,841               7,336           6,668
Noninterest income                             804               629               1,702           1,023
Noninterest expense                          4,345             3,535               8,946           5,874
Earnings before income taxes                  (600)              935                  92           1,817
Total income taxes                            (185)              145                  23             494
Net earnings                                  (415)              790                  69           1,323

SHARE DATA:
Earnings per share, basic                   ($0.07)            $0.13               $0.01           $0.22
Earnings per share, diluted                 ($0.07)            $0.13               $0.01           $0.22
Book value per common share                 $11.98            $11.59              $11.98          $11.59
Tangible book value
Weighted average shares:
  Basic                                  6,215,304         6,091,206           6,215,909       5,879,310
  Diluted                                6,215,304         6,091,206           6,215,909       5,879,310

                                          THREE MONTHS ENDED DEC. 31,          SIX MONTHS ENDED DEC. 31,
                                            2009              2008               2009            2008
                                         ----------        ----------         ----------      ----------
                                                                (Dollars in thousands)
ALLOWANCE FOR LOAN LOSSES:
Allowance at beginning of period          $ 4,595           $ 1,958            $ 4,722         $ 1,836
Allowance of acquired bank                      0             2,577                  0           2,577
Provision for loan losses                   1,509               150              1,809             310
Recoveries                                     23                31                 48              41
Charge-offs                                  (947)              (24)            (1,399)            (72)
                                         ----------        ----------         ----------      ----------
Net Charge-offs                              (924)                7             (1,351)            (31)
                                         ----------        ----------         ----------      ----------
Allowance at end of period                $ 5,180           $ 4,692            $ 5,180         $ 4,692
                                         ==========        ==========         ==========      ==========
Net charge-offs to average outstanding
  loans during the period, annualized        0.78%             0.00%              0.56%           0.02%

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
                                                  AT                AT                AT
                                             DEC. 31, 2009     JUNE 30, 2009     DEC. 31, 2008
                                             -------------     -------------     -------------
                                                           (Dollars in thousands)
NONPERFORMING ASSETS:
Nonperforming loans                             $18,931           $6,031            $3,752
Nonperforming investments                           579                -                 -
Real estate owned                                 4,282            3,328             1,012
Other nonperforming assets                            1              106                 5
                                             -------------     -------------     -------------
Total nonperforming assets                      $23,793           $9,465            $4,769
                                             =============     =============     =============

                                               Three Months Ended        Year Ended
                                                 Dec. 31, 2009          June 30, 2009
                                               -------------------      -------------
PERFORMANCE RATIOS:
Return on average assets                             (0.25%)                0.48%
Return on average equity                             (2.04%)                3.40%
Interest rate spread                                  2.96%                 3.17%
Net interest margin                                   3.11%                 3.42%
Efficiency ratio                                     82.89%                76.57%
Average interest-earning assets to
  average interest-bearing liabilities              107.18%               110.52%

ASSET QUALITY RATIOS:
Allowance for loan losses as a
  percent of total gross loans                        1.11%                 0.94%
Allowance for loan losses as a
  percent of nonperforming loans                     27.36%                78.30%
Nonperforming loans as a percent of total loans       4.07%                 1.20%
Nonperforming assets as a percent of total assets      3.55%                 1.43%